Exhibit 99.1

SiriusXM Reports Second Quarter 2022 Results

•Revenue in Second Quarter 2022 of $2.25 Billion; an Increase of 4% Year-Over-Year
•Second Quarter 2022 Net Income of $292 Million; Diluted EPS of $0.07
•Adjusted EBITDA of $679 Million
•Year-to-Date Capital Returns to Stockholders of $1.6 Billion
•SiriusXM Reiterates Full-Year Financial Guidance; Expects Positive Full-Year Self Pay Net Subscriber Additions

NEW YORK – July 28, 2022 – SiriusXM today announced second quarter 2022 operating and financial results, including revenue of $2.25 billion, an increase of 4% year over year. The company recorded net income of $292 million in the second quarter 2022 compared to $433 million in the prior year period. The prior year period benefited from $140 million of satellite insurance recoveries. Net income per diluted common share was $0.07 in the second quarter 2022 compared to $0.10 in the prior year period, or $0.08 excluding the satellite insurance recoveries recorded in the second quarter of 2021.

Adjusted EBITDA was $679 million in the second quarter of 2022, down 3% from the second quarter of 2021.

“We are pleased with our results in the second quarter, and while we continue to navigate an uncertain economic environment, we delivered strong financial performance and continued to make strategic investments in our business that will set us up for an exciting new era at SiriusXM,” said Jennifer Witz, Chief Executive Officer of SiriusXM. “We remain committed to creating compelling experiences for our listeners by investing in innovative technologies to deliver best-in-class, curated, comprehensive audio entertainment. We remain equally committed to delivering consumers the best and widest choice in premium audio content. From launching pop-up channels celebrating Black Music Appreciation Month to acquiring Conan O’Brien’s Team Coco to produce new content for our listeners, and most recently, expanding our relationship with the NFL to deliver the most extensive sports lineup in audio entertainment, we will continue to enhance our platform to ensure broad appeal.”

“SiriusXM's churn was steady at approximately 1.5% in the quarter, underscoring the strength of our business, our products, and loyalty of our customers. In the second quarter, we delivered focused expansion in key streaming offerings and maintained a strong balance sheet,” said Sean Sullivan, Executive Vice President, and Chief Financial Officer. “This quarter we returned over $300 million in capital to stockholders, comprising $217 million in common stock repurchases and $86 million in dividends, and ended the quarter with net debt to adjusted EBITDA of 3.6 times."

SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — one of which we refer to as “SiriusXM” and the second of which we refer to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. The financial and operating highlights below exclude the impact of share-based payment expense.

SiriusXM Financial Metrics and Key Highlights

Self-Pay Subscribers Remain at 32.0 Million
During the second quarter of 2022, SiriusXM self-pay subscribers increased by 23,000 and paid promotional subscribers increased by 54,000. Total subscribers were 34.0 million on June 30, 2022. The SiriusXM trial funnel stood at approximately 7.3 million at the end of the quarter, up from 6.9 million at the end of the first quarter of 2022. Self-pay monthly churn remained at approximately 1.5%.

SiriusXM Revenue Increased 5% to $1.7 Billion
Second quarter 2022 revenue grew 5% to $1.7 billion compared to the second quarter of 2021. This growth was driven by a $1.05 increase in average revenue per user (ARPU), up 7% year over year, resulting in a total ARPU of $15.62. Second quarter 2022 revenue also benefited from a 2% increase in SiriusXM self-pay subscribers, partially offset by the effects of a lower base of paid promotional subscribers.

Gross Profit Increased 6% to $1.1 Billion and Gross Margin Remained Stable
Total cost of services at SiriusXM increased by 3% to $668 million for the quarter compared to the corresponding quarter in 2021. Gross profit at SiriusXM totaled $1.1 billion, an increase of 6% compared to the 2021 period, producing a gross margin of 61%, consistent with the prior year period.

Expanded Content Offering
During the quarter, SiriusXM continued its efforts creating special programming recognizing Black artists with the launch of two exclusive channels during Black Music Appreciation Month in June, Whitney Houston and The Notorious B.I.G., and welcomed back The 2PAC Channel and The Prince Channel. The quarter also saw a continued focus on opportunities that leverage SiriusXM’s full audio ecosystem, including the acquisition of Team Coco, which included the critically-acclaimed hit podcast Conan O'Brien Needs a Friend, and the Conan O'Brien-led podcast network and digital media business. As part of the deal, Conan will collaborate with SiriusXM to create and executive produce a new fulltime, original Team Coco comedy channel for SiriusXM subscribers expected to launch this fall. SiriusXM also reached a new agreement with the NFL, making the platform the exclusive third-party audio provider of every NFL game, along with expanded rights to bring subscribers team-focused content from NFL clubs.

Product Enhancements
In the second quarter, SiriusXM made improvements to the commerce experience on its existing SXM Apps on connected devices, including Amazon Fire, Android TV, LG, and Roku, and launched the SXM App on Comcast X1, Flex, and XClass TV platforms.
BMW vehicles equipped with SiriusXM 360L received a key feature update. BMW vehicles with 360L now include Pandora Stations, an in-car feature from SiriusXM that employs Pandora's listener personalization technology and gives BMW owners the ability to customize their own ad-free music channels in the car with more of what they want to hear.

Pandora and Off-Platform Financial Metrics and Key Highlights

Advertising Revenue Increased 5% to $403 Million
Second quarter 2022 ad revenue in the Pandora and Off-Platform segment increased by 5% year over year to $403 million. Off-platform advertising, including the company's podcast business, climbed 50% year over year to nearly $119 million in the second quarter of 2022. Ad revenue maintained monetization of approximately $100 per thousand hours at Pandora, remaining roughly flat compared to the second quarter of 2021.

Total Advertising-Supported Listener Hours of 2.84 Billion
Monthly Active Users (MAUs) at Pandora were 50.5 million in the second quarter of 2022, down from 55.1 million in the prior year period. Total ad-supported listener hours were 2.84 billion in the second quarter of 2022, down from 3.03 billion in the 2021 period. Average monthly hours per ad-supported user climbed 3% to 21.1 in the second quarter of 2022 compared to 20.4 in the second quarter of 2021.

Self-Pay Subscribers Decreased Modestly
Self-pay subscribers to the Pandora Plus and Pandora Premium services decreased modestly in the second quarter of 2022 to end the period at 6.3 million.

Gross Profit Falls
Subscriber revenue decreased by 2%, advertising revenue increased by 5% and total cost of services increased by 14% during the second quarter of 2022 driven by investments in new podcast content. This resulted in gross profit in the Pandora and Off-platform segment of $167 million, a decrease of 13% compared to the corresponding 2021 period, and produced a gross margin for the quarter of 31%, down 6 percentage points from the prior year period.

Content Engagement
Pandora saw increases in time spent listening by active users, driven by a continued focus on improving personalization and expanding its rich content offering. The quarter saw launches of several new Pandora stations, including Country Grit, one of Pandora’s most-listened genres (country music); Pan-Asian United, a new channel showcasing a range of genres from Asian-American and Pacific Islander artists; and Prom Night, the platform’s largest suite of stations to date, all in celebration of the 2022 prom season. Additionally, in honor of Black Music Appreciation Month in June, Pandora’s Black Music Forever Radio launched five new modes representing five decades of the evolution of dance influenced by black culture.

Podcast Growth and Expanded Ad Representation
SXM Media, the company's combined advertising sales organization, continues to be a dominant force in podcast ad sales, ranking as the #1 podcast advertising network in weekly U.S. listener reach, according to Edison Research. SXM Media currently represents four of the top 15 podcasts in the country, including “Crime Junkies,” “Office Ladies,” “Dateline NBC,” and “Pod Save America.”

As part of the previously mentioned acquisition of Team Coco, SiriusXM expanded its exclusive global ad representation beyond Team Coco's acclaimed podcasts to also include digital video, social media, and live events associated with Team Coco's properties. During the quarter, the company also signed new agreements with multi-platform internet star Lyle Forever, which includes his hit podcast Therapy Gecko and Critical Role, the D&D role-playing collective with millions of fans. These agreements secured the global advertising sales rights for SXM Media and continued to expand the company's off-platform business, and solidified SXM Media as a leader in the sales of audio advertising for podcasts.

ADDITIONAL FINANCIAL HIGHLIGHTS

Subscriber acquisition costs increased by 2% to $91 million in the second quarter of 2022 compared to the prior year period, driven by higher equipment installations by automakers. Sales and marketing costs increased by 20% to $272 million in 2022 compared to the prior year, boosted by increased performance marketing efforts and the continuation of a multi-media national ad campaign promoting SiriusXM, which launched late 2021. Engineering, design and development costs rose 7% to $63 million, and general and administrative expenses decreased by 1% to $113 million in 2022.

Free cash flow was $435 million, down approximately 21% from the prior year period, as cash taxes rose by $97 million year over year and the second quarter of 2021 benefited from $17 million in satellite insurance receipts.

2022 GUIDANCE

The Company continues to anticipate positive full-year 2022 self-pay net subscriber additions and reiterates 2022 guidance for revenue, adjusted EBITDA, and free cash flow as follows:

•Total revenue of approximately $9.0 billion,
•Adjusted EBITDA of approximately $2.8 billion, and
•Free cash flow of approximately $1.55 billion.

SECOND QUARTER 2022 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions, except per share data)	2022	2021	2022	2021
Revenue:
Subscriber revenue	$1,719	$1,641	$3,432	$3,252
Advertising revenue	452	429	835	783
Equipment revenue	45	51	98	108
Other revenue	37	38	75	74
Total revenue	2,253	2,159	4,440	4,217
Operating expenses:
Cost of services:
Revenue share and royalties	711	662	1,381	1,303
Programming and content	153	136	292	265
Customer service and billing	125	128	251	244
Transmission	54	52	106	101
Cost of equipment	3	4	6	9
Subscriber acquisition costs	91	89	181	175
Sales and marketing	285	240	557	456
Engineering, design and development	72	65	139	130
General and administrative	127	130	250	251
Depreciation and amortization	135	131	270	263
Impairment, restructuring and acquisition costs	1	(136)	1	108
Total operating expenses	1,757	1,501	3,434	3,305
Income from operations	496	658	1,006	912
Other (expense) income:
Interest expense	(104)	(103)	(206)	(203)
Other (expense) income	(4)	5	(2)	8
Total other (expense) income	(108)	(98)	(208)	(195)
Income before income taxes	388	560	798	717
Income tax expense	(96)	(127)	(197)	(65)
Net income	$292	$433	$601	$652
Foreign currency translation adjustment, net of tax	(10)	7	(2)	12
Total comprehensive income	$282	$440	$599	$664
Net income per common share:
Basic	$0.07	$0.11	$0.15	$0.16
Diluted	$0.07	$0.10	$0.15	$0.16
Weighted average common shares outstanding:
Basic	3,928	4,079	3,938	4,108
Diluted	4,005	4,163	4,016	4,193
Dividends declared per common share	$0.0219615	$0.014641	$0.293923	$0.029282

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$126	$191
Receivables, net	660	722
Related party current assets	19	21
Prepaid expenses and other current assets	328	246
Total current assets	1,133	1,180
Property and equipment, net	1,467	1,450
Intangible assets, net	3,128	3,186
Goodwill	3,249	3,151
Related party long-term assets	527	526
Deferred tax assets	200	200
Operating lease right-of-use assets	336	358
Other long-term assets	230	223
Total assets	$10,270	$10,274
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,219	$1,299
Accrued interest	164	173
Current portion of deferred revenue	1,432	1,454
Operating lease current liabilities	49	49
Related party current liabilities	20	5
Total current liabilities	2,884	2,980
Long-term deferred revenue	87	97
Long-term debt	9,866	8,832
Deferred tax liabilities	539	478
Operating lease liabilities	333	362
Other long-term liabilities	140	150
Total liabilities	13,849	12,899
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,909 and 3,968 shares issued; 3,908 and 3,967 shares outstanding at June 30, 2022 and December 31, 2021, respectively	4	4
Accumulated other comprehensive income, net of tax	13	15
Additional paid-in capital	—	—
Treasury stock, at cost; 1 shares of common stock at June 30, 2022 and December 31, 2021	(10)	(8)
Accumulated deficit	(3,586)	(2,636)
Total stockholders’ equity (deficit)	(3,579)	(2,625)
Total liabilities and stockholders’ equity (deficit)	$10,270	$10,274

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Six Months Ended June 30,
(in millions)	2022	2021
Cash flows from operating activities:
Net income	$601	$652
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	270	263
Non cash impairment and restructuring costs	—	245
Non-cash interest expense, net of amortization of premium	9	10
Provision for doubtful accounts	29	24
(Gain) loss on unconsolidated entity investments, net	(3)	3
Dividend received from unconsolidated entity investment	—	1
Loss (gain) on other investments	9	(4)
Share-based payment expense	92	98
Deferred income tax expense	60	37
Amortization of right-of-use assets	21	28
Changes in operating assets and liabilities:
Receivables	35	(11)
Related party, net	1	11
Prepaid expenses and other current assets	(83)	(136)
Other long-term assets	6	(4)
Accounts payable and accrued expenses	(81)	(99)
Accrued interest	(9)	(1)
Deferred revenue	(32)	(145)
Operating lease liabilities	(30)	(26)
Other long-term liabilities	(7)	(18)
Net cash provided by operating activities	888	928
Cash flows from investing activities:
Additions to property and equipment	(196)	(164)
Sale (purchases) of other investments	1	(3)
Acquisition of business, net of cash acquired	(137)	(14)
Investments in related parties and other equity investees	(1)	(11)
Repayment from related party	—	2
Net cash used in investing activities	(333)	(190)
Cash flows from financing activities:
Proceeds from exercise of stock options	—	6
Taxes paid from net share settlements for stock-based compensation	(39)	(43)
Revolving credit facility, net	510	(649)
Proceeds from long-term borrowings, net of costs	499	1,976
Principal payments of long-term borrowings	(2)	(2)
Payment of contingent consideration for business acquisition	(3)	—
Distribution to parent related to Tax Sharing Agreement	(11)	—
Common stock repurchased and retired	(415)	(856)
Dividends paid	(1,159)	(121)
Net cash (used in) provided by financing activities	(620)	311
Net (decrease) increase in cash, cash equivalents and restricted cash	(65)	1,049
Cash, cash equivalents and restricted cash at beginning of period (1)	199	83
Cash, cash equivalents and restricted cash at end of period (1)	$134	$1,132
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	June 30, 2022	December 31, 2021	June 30, 2021	December 31, 2020
Cash and cash equivalents	$126	$191	$1,124	$71
Restricted cash included in Other long-term assets	8	8	8	12
Total cash, cash equivalents and restricted cash at end of period	$134	$199	$1,132	$83

Unaudited Results
Set forth below are our results of operations for the three and six months ended June 30, 2022 compared with the three and six months ended June 30, 2021. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2022 vs 2021 Change
					Three Months		Six Months
	2022	2021	2022	2021	Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,588	$1,508	$3,170	$2,989	$80	5%	$181	6%
Advertising revenue	49	46	97	87	3	7%	10	11%
Equipment revenue	45	51	98	108	(6)	(12)%	(10)	(9)%
Other revenue	37	38	75	74	(1)	(3)%	1	1%
Total Sirius XM revenue	1,719	1,643	3,440	3,258	76	5%	182	6%
Pandora and Off-platform:
Subscriber revenue	131	133	262	263	(2)	(2)%	(1)	—%
Advertising revenue	403	383	738	696	20	5%	42	6%
Total Pandora and Off-platform revenue	534	516	1,000	959	18	3%	41	4%
Total consolidated revenue	2,253	2,159	4,440	4,217	94	4%	223	5%
Cost of services
Sirius XM:
Revenue share and royalties	397	387	779	766	10	3%	13	2%
Programming and content	131	117	253	228	14	12%	25	11%
Customer service and billing	102	104	204	199	(2)	(2)%	5	3%
Transmission	35	35	75	68	—	—%	7	10%
Cost of equipment	3	4	6	9	(1)	(25)%	(3)	(33)%
Total Sirius XM cost of services	668	647	1,317	1,270	21	3%	47	4%
Pandora and Off-platform:
Revenue share and royalties	314	275	602	537	39	14%	65	12%
Programming and content	13	11	23	21	2	18%	2	10%
Customer service and billing	22	22	44	42	—	—%	2	5%
Transmission	18	15	28	30	3	20%	(2)	(7)%
Total Pandora and Off-platform cost of services	367	323	697	630	44	14%	67	11%
Total consolidated cost of services	1,035	970	2,014	1,900	65	7%	114	6%
Subscriber acquisition costs	91	89	181	175	2	2%	6	3%
Sales and marketing	272	227	531	428	45	20%	103	24%
Engineering, design and development	63	59	122	113	4	7%	9	8%
General and administrative	113	114	223	220	(1)	(1)%	3	1%
Depreciation and amortization	135	131	270	263	4	3%	7	3%
Impairment, restructuring and acquisition costs	1	(136)	1	108	137	nm	(107)	nm
Share-based payment expense (1)	47	47	92	98	—	—%	(6)	(6)%
Total operating expenses	1,757	1,501	3,434	3,305	256	17%	129	4%
Income (loss) from operations	496	658	1,006	912	(162)	(25)%	94	10%
Other (expense) income:
Interest expense	(104)	(103)	(206)	(203)	(1)	(1)%	(3)	(1)%
Other (expense) income	(4)	5	(2)	8	(9)	nm	(10)	nm
Total other (expense) income	(108)	(98)	(208)	(195)	(10)	(10)%	(13)	(7)%
Income (loss) before income taxes	388	560	798	717	(172)	(31)%	81	11%
Income tax expense	(96)	(127)	(197)	(65)	31	(24)%	(132)	nm
Net income (loss)	$292	$433	$601	$652	$(141)	(33)%	$(51)	(8)%

Adjusted EBITDA	$679	$700	$1,369	$1,381	$(21)	(3)%	$(12)	(1)%

Gross Profit - Sirius XM	$1,051	$996	$2,123	$1,988	$55	6%	$135	7%
Gross Margin % - Sirius XM	61%	61%	62%	61%	—%	—%	1%	2%
Gross Profit - Pandora and Off-platform	$167	$193	$303	$329	$(26)	(13)%	$(26)	(8)%
Gross Margin % - Pandora and Off-platform	31%	37%	30%	34%	(6)%	(16)%	(4)%	(12)%
nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Programming and content - Sirius XM	$8	$8	$15	$15
Customer service and billing - Sirius XM	1	1	3	3
Transmission - Sirius XM	1	1	2	2
Programming and content - Pandora and Off-platform	1	—	1	1
Customer service and billing - Pandora	—	1	—	—
Transmission - Pandora	—	1	1	1
Sales and marketing	13	13	26	28
Engineering, design and development	9	6	17	17
General and administrative	14	16	27	31
Total share-based payment expense	$47	$47	$92	$98

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.
Set forth below are our subscriber balances as of June 30, 2022 compared to June 30, 2021:

	As of June 30,		2022 vs 2021 Change
(subscribers in thousands)	2022	2021	Amount	%
Sirius XM
Self-pay subscribers	32,037	31,368	669	2%
Paid promotional subscribers	1,994	3,108	(1,114)	(36)%
Ending subscribers	34,031	34,476	(445)	(1)%
Sirius XM Canada subscribers	2,574	2,578	(4)	—%

Pandora and Off-platform
Monthly active users - all services	50,478	55,137	(4,659)	(8)%
Self-pay subscribers	6,319	6,510	(191)	(3)%
Paid promotional subscribers	—	67	(67)	(100)%
Ending subscribers	6,319	6,577	(258)	(4)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2022 and 2021:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		2022 vs 2021 Change
					Three Months		Six Months
(subscribers in thousands)	2022	2021	2022	2021	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	23	355	(1)	481	(332)	(94)%	(482)	(100)%
Paid promotional subscribers	54	(378)	—	(719)	432	114%	719	100%
Net additions	77	(23)	(1)	(238)	100	435%	237	100%
Weighted average number of subscribers	33,953	34,473	33,927	34,468	(520)	(2)%	(541)	(2)%
Average self-pay monthly churn	1.5%	1.5%	1.6%	1.6%	—%	—%	—%	—%
ARPU (1)	$15.62	$14.57	$15.58	$14.43	$1.05	7%	$1.15	8%
SAC, per installation	$16.27	$15.20	$14.46	$12.93	$1.07	7%	$1.53	12%

Pandora and Off-platform
Self-pay subscribers	(9)	118	(5)	231	(127)	(108)%	(236)	(102)%
Paid promotional subscribers	—	3	(69)	5	(3)	(100)%	(74)	(1,480)%
Net additions	(9)	121	(74)	236	(130)	(107)%	(310)	(131)%
Weighted average number of subscribers	6,313	6,518	6,334	6,451	(205)	(3)%	(117)	(2)%
Ad supported listener hours (in billions)	2.84	3.03	5.53	5.90	(0.19)	(6)%	(0.37)	(6)%
Advertising revenue per thousand listener hours (RPM)	$99.75	$100.35	$94.90	$93.26	$(0.60)	(1)%	$1.64	2%

Total Company
Adjusted EBITDA	$679	$700	$1,369	$1,381	$(21)	(3)%	$(12)	(1)%
Free cash flow	$435	$550	$693	$761	$(115)	(21)%	$(68)	(9)%

(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $47 for each of the three months ended June 30, 2022 and 2021, and $95 and $92 for the six months ended June 30, 2022 and 2021, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Net income:	$292	$433	$601	$652
Add back items excluded from Adjusted EBITDA:
Impairment, restructuring and acquisition costs	1	(136)	1	108
Share-based payment expense	47	47	92	98
Depreciation and amortization	135	131	270	263
Interest expense	104	103	206	203
Other expense (income)	4	(5)	2	(8)
Income tax expense	96	127	197	65
Adjusted EBITDA	$679	$700	$1,369	$1,381

Reconciliation of Free Cash Flow:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in millions)	2022	2021	2022	2021
Cash Flow information
Net cash provided by operating activities	$533	$636	$888	$928
Net cash used in investing activities	(191)	(112)	(333)	(190)
Net cash (used in) provided by financing activities	(292)	541	(620)	311
Free Cash Flow
Net cash provided by operating activities	533	636	888	928
Additions to property and equipment	(99)	(86)	(196)	(164)
Sale (purchases) of other investments	1	—	1	(3)
Free cash flow	$435	$550	$693	$761

Reconciliation of SAC, per installation:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(costs in millions and installs in thousands)	2022	2021	2022	2021
Subscriber acquisition costs, excluding connected vehicle services	$91	$89	$181	$175
Less: margin from sales of radios and accessories, excluding connected vehicle services	(42)	(47)	(92)	(100)
	$49	$42	$89	$75
Installations	2,974	2,724	6,099	5,791
SAC, per installation (a)	$16.27	$15.20	$14.46	$12.93
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. SiriusXM’s platforms collectively reach approximately 150 million listeners, the largest digital audio audience across paid and free tiers in North America, and deliver music, talk, news, comedy, entertainment and podcasts. SiriusXM offers the most extensive lineup of professional and college sports in audio. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM's subsidiaries Stitcher, Simplecast and AdsWizz make it a leader in podcast hosting, production, distribution, analytics and monetization. The Company’s advertising sales arm, SXM Media, leverages its scale, cross-platform sales organization, and ad tech capabilities to deliver results for audio creators and advertisers. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: we have been, and may continue to be, adversely affected by supply chain issues as a result of the global semiconductor supply shortage; we face substantial competition and that competition is likely to increase over time; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we may not realize the benefits of acquisitions and other strategic investments and initiatives; the ongoing COVID-19 pandemic has introduced significant uncertainty to our business; a substantial number of our Sirius XM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our business depends in part on the auto industry; failure of our satellites would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; changes in mobile operating systems and browsers may hinder our ability to sell advertising and market our services; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; if we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2021, and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Diana Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Jessica Casano-Antonellis
212.901.6767
Jessica.Casano@siriusxm.com